UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2011

PINNACLE GAS RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33457	30-0182582
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 East Alger Street

Sheridan, Wyoming 82801

(Address of Principal Executive Offices) (Zip Code)

(307) 673-9710

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01  Changes in Control of Registrant.

At the special meeting of the shareholders on August 9, 2010, the shareholders of Pinnacle Gas Resources, Inc. (the “Company”) voted to approve a proposal to adopt the Agreement and Plan of Merger dated as of February 23, 2010 (“Merger Agreement”) by and among the Company, Powder Holdings, LLC (“Powder”), a Delaware limited liability company, and Powder Acquisition Co. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Powder.  On January 25, 2011, the merger contemplated by the Merger Agreement was closed and Merger Sub was merged with and into the Company, which is the surviving entity.  The Company is now wholly owned by Powder.  As described in the Company’s proxy statement filed on June 29, 2010, as a result of this acquisition, the Company’s shareholders are entitled to $0.34 per share in exchange for their Company common stock.  The total amount of merger consideration is estimated to be approximately $6,985,452 and such funds were contributed to Powder from SW Energy Capital L.P.  Promptly following the closing of the Merger, the Company’s common stock will no longer be publicly traded.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Simultaneously with the closing of the Merger, all directors of the Company resigned.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits

99.1         Press Release dated January 25, 2011 regarding the closing of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 25, 2011	PINNACLE GAS RESOURCES, INC.

	By:	/s/ Ronald T. Barnes
Ronald T. Barnes
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated January 25, 2011 regarding the closing of the Merger.